Exhibit 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces
$450 Million Credit Facility

Houston, TX, April 15, 2026 – U.S. Physical Therapy, Inc. (“USPH” or the “Company”) (NYSE, NYSE Texas: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today announced the closing of a $450 million, five-year credit facility that includes a $175 million term loan and a $275 million revolver with a maturity date of April 14, 2031.  Based on strong lender support, the credit facility was upsized from its initial $400 million launch amount.  This is an increase and extension of the Company’s $325 million credit facility which was due to expire on June 17, 2027.

Chris Reading, Chairman and CEO, stated, “The credit facility’s increased borrowing capacity, improved pricing, and extended maturity reflects our strong credit profile and the confidence that our banking partners have in USPH.  Along with cash flow from operations, this upsized facility will allow us to continue to grow our portfolio of physical therapy and industrial injury prevention businesses, while at the same time returning capital to our shareholders.”

The credit facility syndicate consists of Bank of America Securities Inc. as Joint Lead Arranger and Sole Bookrunner with Bank of America, N.A. as Administrative Agent, and Regions Capital Markets, a division of Regions Bank, as Joint Lead Arranger and Syndication Agent.  Other lenders include US Bank, JP Morgan and Citizens Bank as co-Documentation Agents and Bank United as participant.

Additional details related to the terms and conditions of the new credit facility will be included in a Current Report on Form 8-K which will be filed with the Securities and Exchange Agreement no later than April 20, 2026.

About U.S.  Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. owns and/or manages 783 outpatient physical therapy clinics in 44 states. USPH clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically related injuries and rehabilitation of injured workers. USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.